UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 28, 2007

GP Strategies Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-7234	13-1926739
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6095 Marshalee Drive, Suite 300, Elkridge, MD	21075
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (410) 379-3600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements of Certain Officers

On September 28, 2007, General Physics Corporation (“the Company”), the principal operating subsidiary of GP Strategies Corporation, a Delaware corporation (“the Registrant”), entered into new employment agreements with certain of its officers, including Sharon Esposito-Mayer, Chief Financial Officer and Executive Vice President, and Karl Baer, Executive Vice President (each, an “executive” or together, “the executives”), who are both Named Executive Officers of the Registrant.  The material terms and conditions of the employment agreements include, but are not limited to, the following:

•                  The employment agreements have an initial term ending on February 28, 2009, unless earlier terminated by the Company or the executive, and shall automatically be extended and end on the earlier of (a) the executive’s termination upon occurrence of certain events as defined in the employment agreement; (b) the date which is at the end of the period of Required Notice, as defined in the employment agreement but in no event less than 12 or more than 15 full calendar months, if the Company or the executive has given written notice to the other to end his/her employment; and (c) the date mutually agreed in writing by the Company and the executive.

•                  The executives are to be paid a base annual salary at the rate currently paid by the Company to the executives upon entering into the employment agreements. The base salaries shall be reviewed annually on or about March 1 and are subject to such increases as shall be determined by the Board of Directors of the Company.

•                  The employment agreements impose restrictive non-competition and non-solicitation covenants on the executives during the term of their employment and for a six-month period following termination of their employment.

•                  In the event of a Change in Control or Sale of the Company (as defined in the employment agreements) during the employment period, all stock options to purchase the Registrant’s common stock granted to the executives shall immediately become fully vested and exercisable, and all stock units granted to the executives shall immediately be paid in unrestricted shares of the Registrant’s common stock.

•                  In the event of termination whereby the executive resigns for “Just Cause,” as defined in the employment agreement, or the Company terminates the executive’s employment for reasons other than for “cause,” as defined in the employment agreement, and the executive is in full compliance with his/her obligations under the employment agreement, the Company shall pay the executive his/her base annual salary at the rate in effect on the date of such termination, and the executive shall continue to be eligible to receive such benefits as the executive would have been entitled to had his/her employment not terminated, for a period of time after termination equal to the length of the Required Notice (as defined in the employment agreement but in no event more than 15 full calendar months).

•                  In the event of termination whereby the executive resigns for “Just Cause,” as defined in the employment agreement, or the Company terminates the executive’s employment for reasons other than for “cause,” as defined in the employment agreement, and the executive is not in full compliance with his/her obligations under the employment agreement, the executive would be entitled to his/her unpaid base salary and continuation of benefits through the date of termination only.

•                  In the event of termination due to the executive’s disability (as defined in the employment agreement), the executive would be entitled to his/her unpaid base salary and continuation of benefits through the date of termination only.

•                  In the event of termination due to the executive’s death, the executive would be entitled to his/her full salary through the date of death and the Company shall pay to such executive’s spouse or estate the following: his/her full salary through the end of the calendar month within which death occurred plus his/her full salary for the following two calendar months, and for purposes of the vesting of any outstanding and unvested stock units as of the date of death, he/she shall be deemed to have been employed through the remaining period under the employment agreement.

A copy of the Form of Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary is qualified in its entirety by reference to the full text of such exhibit.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Employment Agreement dated as of September 28, 2007 between General Physics Corporation and certain of its executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GP STRATEGIES CORPORATION

Date: October 4, 2007	/s/ Kenneth L. Crawford
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Employment Agreement dated as of September 28, 2007 between General Physics Corporation and certain of its executive officers.